TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of October 30, 2025, by and between Tumim Stone Capital, LLC, a Delaware limited liability company (the “Investor”), and Scilex Holding Company, a Delaware corporation with offices located at 960 San Antonio Road, Palo Alto, California 94303 (the “Company” and, together with the Investor, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Common Stock Purchase Agreement, dated as of July 22, 2025 (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, the Parties also entered into that certain Registration Rights Agreement, dated as of July 22, 2025 (the “Registration Rights Agreement” and, together with the Purchase Agreement, the “Original Agreements”);

WHEREAS, the Parties desire to terminate the Original Agreements and release each other from all obligations thereunder, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in lieu of the issuance and delivery of 150,000 Commitment Shares under the Purchase Agreement, the Company desires to make cash payments to the Investor, and the Investor desires to accept such cash payments, in an aggregate amount of Two Million Seven Hundred Thousand U.S. Dollars (US$2,700,000) (the “Cash Payment”) as consideration for such termination.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Termination of the Original Agreements

Subject to the receipt by the Investor of the full cash payment described in Section 2 below, the Original Agreements shall be terminated in their entirety and shall be of no further force or effect as of the Effective Date of Termination (as defined below). Until such payment is made in full, the Original Agreements shall remain in full force and effect; provided, however, that until the Effective Date of Termination has occurred, the Company shall be under no obligation to issue the Commitment Shares or file a

Registration Statement pursuant to the Original Agreement. In the event that the Company has not paid the Cash Payment in full by December 15, 2025, the Company shall be obligated to issue the Commitment Shares within two business days of such failure to pay the Cash Payment in full and file an amendment to the Registration Statement as soon as reasonably practicable following the issuance of such shares.

2. Cash Consideration

(a) The Company shall pay to the Investor an aggregate amount of US$2,700,000, in lieu of the 150,000 Commitment Shares, as follows:

- US$500,000 to be paid on or before October 31, 2025;

- US$500,000 to be paid on or before November 14, 2025; and
- US$1,700,000 to be paid on or before December 15, 2025.

(b) All payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Investor.

3. Effective Date of Termination

The “Effective Date of Termination” shall be the date on which the Investor has received payment in full of the cash consideration described in Section 2 above.

4. Public Announcement

The Company shall, within two business days of the date of this Agreement, file with the SEC a Current Report on Form 8-K describing the material terms of this Agreement, an acknowledgement by the Company of the beneficial support provided by Tumim, the purpose of the termination of the Original Agreements due to the Company no longer needing to raise additional capital under the Original Agreements at this time, and attaching as an exhibit thereto a copy of this Agreement. The Company shall provide the Investor a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments

5. Mutual Release

Upon the Effective Date of Termination, each Party, on behalf of itself and its affiliates, successors, and assigns, hereby releases and forever discharges the other Party from any and all claims, obligations, or liabilities arising under or in connection with the Original Agreements.

6. No Admission of Liability

This Agreement is entered into solely to resolve and settle the Parties’ respective rights and obligations under the Original Agreements and does not constitute an admission of liability or wrongdoing by either Party.

7. Miscellaneous

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-laws principles.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature..

(c) Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior oral or written understandings.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY: SCILEX HOLDING COMPANY /s/ Henry Ji	INVESTOR: TUMIM STONE CAPITAL, LLC By: 3i Management, LLC, its Manager /s/ Maier Joshua Tarlow
Name: Henry Ji Title: Chief Executive Officer, President	Name: Maier Joshua Tarlow Title: Manager